Exhibit 99.2

中国北京市朝阳区建国路 77号华贸中心 3 号写字楼 34 层 邮政编码 100025

电话: (86-10) 5809-1000   传真: (86-10) 5809-1100

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone (86-10) 5809-1000    Facsimile: (86-10) 5809-1100

Date: January 30, 2018

To:	Jinxuan Coking Coal Limited

The offices of NovaSage Incorporations(Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands

Re: Legal Opinion on Certain PRC Law Matters

Dear Sir/Madam:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the sole purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region) and as such are qualified to issue this opinion on the laws and regulations of the PRC.

We have acted as PRC legal counsel for Jinxuan Coking Coal Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the proposed initial public offering (the “Offering”) of up to 1,000,000, par value $0.001 per share, of the Company’s ordinary shares, by the Company on a registration statement on Form F-1, including all amendments and supplement thereto (the “Registration Statement”).

A.	Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and the PRC Entity (as defined below) and such other documents, the Registration Statement, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC governmental authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings as ascribed to them as follows:

(a)	“PRC Laws” mean all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, judicial interpretations, subordinate legislations of the PRC (for the sole purpose of this opinion, excluding the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

(b)	“Government Agency” mean any court, competent government authorities or regulatory bodies or any stock exchange authorities of the PRC;

(c)	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(d)	“PRC Entity” means Liulin Junhao Coking Coal Trading Co., Ltd, a wholly foreign owned enterprise incorporated under PRC Laws.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

(a)	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to their originals;

(b)	the Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

(c)	each of the parties to the Documents (other than PRC Entity) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

C.	Opinions

Based on the foregoing, we are of the opinion that on the date hereof:

(1)	M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rule requires among other things, that the domestic companies, enterprises or natural persons shall, when they merge or acquire domestic companies having something to do with them in the name of the companies in foreign countries legally established or controlled by them, report to the Ministry of Commerce for approval. Based on our understanding, the Company is not subject to the M&A Rules as the Company established PRC Entity by introducing a non-related overseas investor.

(2)	Taxation

The Statements set forth in the Registration Statement under the caption “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and nothing has been omitted from such statements which would make the same misleading in any material respects.

(3)	Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedure Law and relevant judicial interpretations on civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

(4)	Statements of PRC Laws

The statements in the Registration Statement under the captions “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Enforceability of Civil Liabilities” and “Dividend Policy”, insofar as such statements constitute summaries of the PRC legal matters referred to therein, in each case to the extent, and only to the extent, governed by PRC Laws, fairly present the information and summarize in all material aspects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

D.	Consent

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement.

This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws as used in this opinion refers to the PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion in, and the filing hereof as Exhibit 99.2 to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Jingtian & Gongcheng

JINGTIAN & GONGCHENG

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